Exhibit 99.1

Cogent Biosciences Announces Positive Top-line Results Achieving Statistical Significance Across All Primary and Key Secondary Endpoints from the SUMMIT Trial of Bezuclastinib in Patients with Non-Advanced Systemic Mastocytosis

— Patients treated with bezuclastinib showed a superior mean change in total symptom score at 24 weeks (-24.3 points vs. -15.4 points, -8.91 point placebo-adjusted difference; p=0.0002), compared to patients treated with placebo, establishing new benchmarks for placebo-adjusted and absolute symptomatic improvement for this patient population —

— Bezuclastinib demonstrated a powerful effect on mast cell burden, with 87.4% of patients treated with bezuclastinib achieving at least 50% reduction in serum tryptase compared to 0% of patients treated with placebo —

— Bezuclastinib demonstrated a favorable safety and tolerability profile supporting chronic use in this patient population —

— Bezuclastinib NDA submission to FDA expected by end of 2025; strong financial position with $237 million current cash balance and access up to an additional $350 million via recently announced debt facility with SLR Capital Partners —

— On track to share pivotal trial results from PEAK in GIST and APEX in AdvSM in 2H 2025 —

— Cogent to host investor conference call and webcast today at 8:00 a.m. ET —

Waltham, MA and Boulder, CO– July 7, 2025 – Cogent Biosciences, Inc. (NASDAQ: COGT) today announced positive top-line results from the registration-directed Part 2 of the SUMMIT clinical trial of bezuclastinib in patients with non-advanced systemic mastocytosis (NonAdvSM) demonstrating clinically meaningful and highly statistically significant improvements across the primary and all key secondary endpoints, including patient-reported symptoms and objective measures of mast cell burden. Based on these data, Cogent is on track to submit its first new drug application (NDA) to the U.S. Food and Drug Administration (FDA) for bezuclastinib in NonAdvSM by the end of 2025. In addition, Cogent plans to present detailed results from the SUMMIT trial at an upcoming medical meeting later this year.

“We have been eagerly awaiting this day and are thrilled to announce bezuclastinib’s performance in the SUMMIT trial, demonstrating clinically meaningful and statistically significant results across all trial endpoints,” said Andrew Robbins, Cogent’s President and CEO. “Our team is already at work on our first New Drug Application for bezuclastinib that we expect to file with the FDA later this year. We are committed to providing bezuclastinib access to the thousands of patients with Non-Advanced Systemic Mastocytosis as quickly as possible, including through our recently announced Bezuclastinib Expanded Access Program.”

The SUMMIT trial, which was designed to assess the clinical benefit of bezuclastinib versus placebo, achieved its primary endpoint with a highly statistically significant difference in the mean change in total symptom score (TSS) at 24 weeks (p=0.0002). TSS was assessed by the Mastocytosis Symptom Severity Daily Diary (MS2D2). The bezuclastinib arm had a mean reduction of 24.3 points in TSS at 24 weeks, versus the placebo arm which had a mean reduction of 15.4 points in TSS, resulting in a placebo-adjusted TSS improvement of 8.91 points. In addition, the SUMMIT trial demonstrated highly statistically significant benefit across all key secondary endpoints, including reduction of serum tryptase on which 87.4% of bezuclastinib-treated patients had ≥50% reduction, compared to no patients in the control arm (87.4% vs. 0%; p<0.0001).

“People living with NonAdvSM experience debilitating symptoms with enormous impact on their physical and psychological quality of life,” said Nathan Boggs, MD, PhD, Allergy Division Director, Uniformed Services University, Walter Reed National Military Medical Center. “It is extremely encouraging to see the results of the SUMMIT trial, which match my own experience treating patients with bezuclastinib, as these results suggest there will soon be a new standard of care available for this patient population with significant unmet medical need.”

All primary and secondary endpoints demonstrated statistically significant comparisons in favor of bezuclastinib over placebo:

	SUMMIT Endpoints	P-Value (two-sided)

Primary Endpoint	Mean Change TSS at 24 weeks	0.0002
Secondary Endpoints	> 50% Reduction in Serum Tryptase	<0.0001
	> 50% Reduction in KIT D816V VAF	<0.0001
	> 50% Reduction in TSS	0.0142
	> 50% Reduction in Bone Marrow MC Aggregates	< 0.0001
	> 30% Reduction in TSS	0.0004
	Mean Change in Most Severe Symptom at Baseline	0.0001

The majority of treatment emergent adverse events (TEAEs) (98.3% in bezuclastinib arm vs. 88.3% in placebo arm) were of low grade. The most frequent TEAEs reported on bezuclastinib treatment were hair color change (69.5% bezuclastinib vs. 5.0% placebo), altered taste (23.7% bezuclastinib vs. 0% placebo), nausea (22.0% bezuclastinib vs. 13.3% placebo) and ALT/AST elevations (22.0% bezuclastinib vs. 6.6% placebo; >Gr 3, 5.9% vs. 0%). Serious AEs occurred in 4.2% of patients treated with bezuclastinib, compared to 5.0% of patients treated with placebo. Discontinuations due to treatment-related AEs occurred in 5.9% of patients treated with bezuclastinib, all due to ALT/AST elevations and all patients fully resolved. There were no hepatic AEs reported in any patient other than transient and manageable lab abnormalities.

“In addition to its impressive effects on improving patient symptoms, the safety and tolerability profile of bezuclastinib is very attractive for a patient population anticipating taking this disease-modifying agent on a chronic basis,” said Lindsay Rein, MD, Associate Professor of Medicine in the Division of Hematologic Malignancies and Cellular Therapy, Duke University. “I am excited to see these top-line results from the SUMMIT trial as bezuclastinib represents a new, powerful treatment option for patients with Non-Advanced Systemic Mastocytosis.”

Complete analysis of the full SUMMIT Part 2 data are ongoing, and Cogent plans to present detailed results at an upcoming major medical conference later this year.

Cogent remains on track to provide top-line results from both PEAK, a Phase 3 trial of bezuclastinib in combination with sunitinib in patients with gastrointestinal stromal tumors (GIST), and APEX, a registration-directed trial of bezuclastinib in advanced systemic mastocytosis (AdvSM) patients, during the second half of 2025.

Webcast Information

Cogent will host a live webcast today, July 7, 2025 at 8:00 a.m. ET to discuss the top-line data from SUMMIT. The live event will be available on the Investors & Media page of Cogent’s website at investors.cogentbio.com. A replay of the webcast will be available approximately two hours after the completion of the event and will be archived for up to 30 days.

Inducement Grants Under Nasdaq Listing Rule 5635(c)(4)

Cogent also announced today that, on June 30, 2025, the Compensation Committee of Cogent’s Board of Directors, made up entirely of independent directors, approved the grant of “inducement” equity awards to three new employees under the company’s 2020 Inducement Plan with grant dates of July 3, 2025 and July 7, 2025. The awards were approved in accordance with Listing Rule 5635(c)(4) of the corporate governance rules of the Nasdaq Stock Market. The employees received, in the aggregate, nonqualified options to purchase 92,500 shares of Cogent common stock. Each option has a 10-year term, an exercise price equal to the closing price of Cogent’s common stock on the grant date, and a 4-year vesting schedule with 25% vesting on the 1-year anniversary of the grant date and the remainder vesting in equal monthly installments over the subsequent 36 months, provided such employee remains employed through each such vesting date.

About Cogent Biosciences, Inc.

Cogent Biosciences is a biotechnology company focused on developing precision therapies for genetically defined diseases. The most advanced clinical program, bezuclastinib, is a selective tyrosine kinase inhibitor that is designed to potently inhibit the KIT D816V mutation as well as other mutations in KIT exon 17. KIT D816V is responsible for driving systemic mastocytosis, a serious disease caused by unchecked proliferation of mast cells. Exon 17 mutations are also found in patients with advanced gastrointestinal stromal tumors (GIST), a type of cancer with strong dependence on oncogenic KIT signaling. The company also has an ongoing Phase 1 study of its novel internally discovered FGFR2 inhibitor. In addition, the Cogent Research Team is developing a portfolio of novel targeted therapies to help patients fighting serious, genetically driven diseases targeting mutations in ErbB2, PI3Kα and KRAS. Cogent Biosciences is based in Waltham, MA and Boulder, CO. Visit our website for more information at www.cogentbio.com. Follow Cogent Biosciences on social media: X (formerly known as Twitter) and LinkedIn. Information that may be important to investors will be routinely posted on our website and X.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: the company’s expectation to submit an NDA to the FDA for bezuclastinib in patients with NonAdvSM by the end of 2025; plans to present top-line results from the PEAK and APEX trials in the second half of 2025; plans to present a detailed data set from the SUMMIT trial at an upcoming medical meeting later in 2025; the potential for bezuclastinib to become a new standard of care for patients with NonAdvSM; and the expectation that bezuclastinib’s safety and tolerability profile support chronic dosing. The use of words such as, but not limited to, “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” and similar words or expressions are intended to identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, our clinical results, the rate of enrollment in our clinical trials and other future conditions. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements. We may not actually achieve the forecasts or milestones disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Such forward-looking statements are subject to a number of material risks and uncertainties including but not limited to those set forth under the caption “Risk Factors” in Cogent’s most recent Annual Report on Form 10-K filed with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Neither we, nor our affiliates, advisors or representatives, undertake any obligation to publicly update or revise any forward-looking statement, whether as result of new information, future events or otherwise, except as required by law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof.

Contact:

Christi Waarich

Senior Director, Investor Relations

christi.waarich@cogentbio.com

617-830-1653